Exhibit 10.40
SECOND AMENDMENT TO
REVOLVING CREDIT AGREEMENT

SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT, dated as of November 26, 2001 (this “Amendment”), by and among DIGITAS LLC (the “Borrower”), a Delaware limited liability company, and DIGITAS INC., a Delaware corporation, VESUVIO, INC., a Delaware corporation, BRONNER SLOSBERG HUMPHREY CO., a Massachusetts business trust, and BSH HOLDING LLC, a Delaware limited liability company, as Guarantors, and FLEET NATIONAL BANK, a national banking association, and the other lending institutions listed on Schedule 1 to the Credit Agreement (collectively, the “Banks”) and FLEET NATIONAL BANK as agent for the Banks (the “Agent”), amending certain provisions of the Revolving Credit Agreement, dated as of July 25, 2000 (as amended by the First Amendment, dated as of June 29, 2001, the “Credit Agreement”), by and among the Borrower, the Guarantors, the Banks and the Agent. Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrower and the Bank desire to amend the Credit Agreement as provided more fully herein below;

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.   Amendment to the Credit Agreement.    The Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit agreement is amended by adding the following new definitions to such §1.1 in the appropriate alphabetical order:

Borrowing Base.    At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report delivered to the Banks pursuant to §9.4(h), as adjusted pursuant to the provisions below, which is equal to seventy-five percent (75%) of Eligible Accounts Receivable.

The Agent may, in its discretion, from time to time, upon five (5) days’ prior notice to the Borrower, reduce the lending formula with respect to Eligible Accounts Receivable to the extent that the Agent determines that: (i) the dilution with respect of the Accounts Receivable for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined. In determining whether to reduce the lending formula, the Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable.

Borrowing Base Report.    A Borrowing Base Report signed by an authorized officer of the Borrower in substantially the form of Exhibit G hereto.

Consolidated Tangible Net Worth.    As of any date of determination, an amount equal to the total equity of the stockholders of Digitas, less the sum of:

(a) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles, including such items as good will, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b) all loans due to the Parent Companies, the Borrower or any of their Subsidiaries from any stockholders of Digitas or any of their Affiliates; plus

(c) all cash and cash equivalents which are subject to any lien, security interest, restriction on use, other encumbrance or other claim whatsoever, except for a lien in favor of Agent for the benefit of the Agent and the Banks.

Consolidated Total Assets.    The sum of (i) all assets (“consolidated balance sheet assets”) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, plus (ii) without duplication, all assets leased by the Borrower or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease, plus (iii) without duplication, all sold receivables referred to in clause (g) of the definition of the term “Indebtedness” to the extent that such receivables would have been consolidated balance sheet assets had they not been sold.

Consolidated Total Liabilities.    All liabilities of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles and classified as such on the consolidated balance sheet of the Borrower and its Subsidiaries.

Eligible Accounts Receivable.    The aggregate of the unpaid portions of Accounts Receivable (net of any credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) (i) that the Borrower reasonably and in good faith determines to be collectible; (ii) that are with account debtors or other obligors that (a) are not Affiliates or employees of the Borrower, (b) purchased the goods or services giving rise to the relevant Account Receivable in an arm’s length transaction, (c) are not insolvent or involved in any case or proceeding, whether voluntary or involuntary, under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, dissolution, liquidation or similar law of any jurisdiction and (d) are, in the Agent’s reasonable judgment, creditworthy; (iii) that are in payment of obligations that have been fully performed, do not consist of retainages, progress billings or bill and hold invoices and are not subject to dispute or any other similar claims that would reduce the cash amount payable therefor; (iv) that are not subject to any pledge, restriction, security interest or other lien or encumbrance other than those created by the Loan Documents; (v) in which the Agent has a valid and perfected first priority security interest; (vi) that are not outstanding for more than ninety (90) days past the date of the respective invoices therefor; (vii) that are payable in Dollars; (viii) that are not payable from an office outside of the United States; (ix) that are not due from any U.S. federal, state or local governmental agencies unless all documentation required pursuant to the Federal Assignment of Claims Act of 140, 41 U.S.C. §15 or any similar state statute has been filed and the necessary consents to the assignment to the Agent of such Accounts Receivable have been given, in each case in form and substance satisfactory to the Agent; and (x) that are not secured by a letter of credit unless the Agent has a prior security interest in such letter of credit perfected by control. General criteria for Eligible Accounts Receivable may be established and revised from time to time by the Agent.

Net Cash Proceeds.    The net cash proceeds received by any Person in respect of any asset sale, equity issuance or debt issuance less (i) all reasonable out-of-pocket fees, commissions and other expenses incurred in connection with such sale or issuance, including the amount (estimated in good faith by such Person) of income, franchise, sales and other applicable taxes required to be paid by such Person in connection with such sale or issuance, (ii) repayment of Indebtedness that is required to be repaid in connection with such asset sale to the extent permitted under this Credit Agreement; (iii) required amounts to be provided by the Parent Companies, the Borrower or any Subsidiary, as the case may be, as a reserve, in accordance with generally accepted accounting principles, against any liabilities associated with such asset sale including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with any such asset sale and consented to by the Banks or otherwise permitted hereunder.

(b) Section 1.1 of the Credit Agreement is further amended by deleting the definition of Applicable
Margin and restating it in its entirety as follows:

Applicable Margin.    For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth as determined for the period ending on the fiscal quarter ended immediately preceding the applicable Rate Adjustment Period.

Ratio of Consolidated Total Liabilities: Consolidated Tangible Net Worth	Prime Rate Loans	Eurocurrency Rate Loans	Letter of Credit Fee	Commitment Fee Rate
Greater than or equal to 1.00:1.00	0%	3.00%	3.00%	0.250%
Less than 1.00:1.00	0%	2.50%	2.50%	0.250%

Notwithstanding the foregoing, if the Borrower fails to deliver any Compliance Certificate pursuant to §9.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

(c) Section 2.1 of the Credit Agreement is amended by deleting the proviso in such §2.1 and restating it in its entirety as follows:

provided that the Dollar Equivalent of the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (i) the Total Commitment and (ii) the Borrowing Base.

(d) Section 2 of the Credit Agreement is further amended by adding the following new §2.11 immediately following §2.10.3:

2.11 Change in Borrowing Base.    The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to §9.4(h)) by the Agent by reference to the Borrowing Base Report and other information obtained by or provided to the Agent. The Agent shall give to the Borrower written notice of any change in the Borrowing Base determined by the Agent. In the case of a reduction in the lending formula with respect to Eligible Accounts Receivable, such notice shall be effective five (5) days after its receipt by the Borrower, and in the case of any change in the general criteria for Eligible Accounts Receivable, such notice shall be effective upon its receipt by the Borrower. Prior to the time that such notice becomes effective the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

(e) Section 3.2 of the Credit Agreement is amended by deleting the first sentence of such 3.2 and restating it in its entirety as follows:

If at any time the sum of the outstanding amount of the Revolving Credit Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Revolving Credit Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). In addition, the Borrower promises to the Agent for the respective accounts of the Banks immediately upon receipt thereof, 100% of the Net Cash Proceeds from (a) the sale or other disposition of assets permitted by §10.5.2 (other than the sale of inventory or the licensing of intellectual property in the ordinary course of business consistent with past practice), (b) from any equity issuances permitted hereunder by the Parent Companies, the Borrower or their Subsidiaries; or (c) from debt issuances permitted hereunder by the Parent Companies, the Borrower or their Subsidiaries, pursuant to any public offerings or debt offerings under Rule 144(a) of the Rule and Regulations of the Securities and Exchange Commission, all of which amounts shall be applied in accordance with the preceding sentence of this §3.2.

(f) Section 4.1.1 of the Credit Agreement is amended by deleting the proviso in such §4.1.1 and restating it in its entirety as follows:

, provided, however, that, after giving effect to such request, the sum of (a) the Maximum Drawing Amount of all Letters of Credit, (b) all Unpaid Reimbursement Obligations, and (c) the Dollar Equivalent of the

amount of all Revolving Credit Loans outstanding shall not exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base.

(g) Section 5.4 of the Credit Agreement is amended by deleting the first sentence of such §5.4 and restating it in its entirety as follows:

All computations of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365-day year and paid for the actual number of days elapsed, and all computations of interest on Prime Rate Loans and Eurocurrency Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed.

(h) Section 9.4 of the Credit Agreement is amended by redesignating clause (g) of such §9.4 as clause (j) and by adding the following new clauses (g) – (i) immediately before such redesignated clause (j):

(g) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrower, copies of unaudited monthly consolidated financial statements of the Parent Companies, the Borrower and their Subsidiaries for such month and unaudited monthly consolidating financial statements of the Parent Companies, the Borrower and their Subsidiaries for such month, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Parent Companies, the Borrower and their Subsidiaries on the date thereof (subject to year-end adjustments and the exclusion of footnotes);

(h) within fifteen (15) days after the end of each calendar month or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month or other date so requested by the Agent;

(i) within fifteen (15) days after the end of each calendar month, an Accounts Receivable aging report; and

(i) Section 9.9.1 of the Credit Agreement is amended by inserting immediately after the phrase “by, its and their officers,” the following new text:

and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components of the Borrowing Base,

(j) Section 11.2 of the Credit Agreement is amended by deleting such §11.2 and restating it in its entirety as follows:

11.2 Minimum EBITDA.    The Borrower will not:

(a) as of the last day of any fiscal quarter set forth in the table below, permit the consolidated EBITDA of the Borrower and its Subsidiaries to be less than the amount set forth opposite such date in such table:

Date	Amount
09/30/01	($9,500,000)
12/31/01	($3,000,000)
03/31/02	$4,800,000
06/30/02	$4,800,000
09/30/02	$4,800,000

(b) as of the end of any Reference Period, commencing with the Reference Period ended on 12/31/02, permit the consolidated EBITDA of the Borrower and its Subsidiaries for such Reference Period to be less than $20,000,000.

Solely for purposes of determining compliance with this §11.2, to the extent deducted in the calculation of Consolidated Net Income and without duplication, restructuring charges taken by the Borrower or any of its Subsidiaries shall be added back to Consolidated Net Income in an amount up to $16,900,000 in the second fiscal quarter of fiscal year 2001 and up to $25,000,000 in the third fiscal quarter of fiscal year 2001.

(k) Section 11.4 of the Credit Agreement is amended by deleting the amount “$25,000,000” in such
§11.4 and substituting the amount “$5,000,000” therefor.

(l) Section 11 is further amended by adding the following new §§11.5, 11.6 and 11.7:

§11.5   Minimum Tangible Net Worth.    The Borrower will not permit Consolidated Tangible Net Worth to be less than (a) $60,000,000 as of the last day of any fiscal quarter ending during the period commencing on 09/30/01 and ending on, but including, 06/30/02 or (b) $65,000,000 as of the last day of any fiscal quarter ending on 9/30/02 and thereafter.

§11.6.   Ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth.    The Borrower will not permit the ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth as of the last day of any fiscal quarter ending during any period set forth in the table below to exceed the ratio set forth opposite such date in such table:

Period	Ratio
07/01/01-09/30/01	1.90:1.00
10/01/01-03/31/02	1.75:1.00
04/01/02 and thereafter	1.50:1.00

§11.7.   Capital Expenditures.    The Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures in any fiscal year set forth in the table below that exceed, in the aggregate, the amount set forth opposite such fiscal year in such table:

Fiscal Year	Amount
2001	$16,500,000
2002	$10,000,000
2003	$10,000,000

(m) Section 13 of the Credit Agreement is amended by adding the following new §13.6:

13.6   Borrowing Base Report.    The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with §9.4(h) and, if requested by the Agent, a Borrowing Base Report dated within five (5) days of the Drawdown Date of such Revolving Credit Loan or of the date of issuance, extension or renewal of such Letter of Credit.

(n) Schedule 1 to the Credit Agreement is amended by deleting such Schedule 1 and substituting
Schedule 1 attached hereto therefor.

§2.   Conditions to Effectiveness.    This Amendment shall be effective as of September 30, 2001 upon
the satisfaction of the following conditions precedent by 5:00 p.m. (Boston time) on November             , 2001 (the “Effective Date”):

(a) receipt by the Agent of an original counterpart signature to this Amendment, duly executed and delivered by the Borrower and the Guarantors;

(b) receipt by the Agent of an initial Borrowing Base Report dated as of the Effective Date;

(c) receipt by the Agent of an amendment fee in the amount of $20,000; and

(d) receipt by the Agent of evidence of proper corporate authorization by the Borrower and the Guarantors of this Amendment.

§3.   Representations and Warranties.    The Borrower hereby represents and warrants to the Banks and the Agent as follows:

(a) Representation and Warranties in the Credit Agreement.    The representations and warranties of the Borrower and the Guarantors contained in the Credit Agreement were true and correct in all material respects as of the date when made and continue to be true and correct in all material respects on the date hereof, except to the extent of changes resulting from transactions or events contemplated by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Borrower or such Guarantor, or to the extent that such representations and warranties relate expressly to an earlier date.

(b) Ratification, Etc.    Except as expressly amended or waived hereby, the Credit Agreement, and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect. The Credit Agreement, shall together with this Amendment, be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument shall hereafter refer to the Credit Agreement as amended hereby.

(c) Authority, Etc.    The execution and delivery by the Borrower and each Guarantor of this Amendment and the performance by the Borrower and each Guarantor of all of its agreements and obligations under the Credit Agreement as amended hereby are within the authority of the Borrower and each such Guarantor and have been duly authorized by all necessary action on the part of the Borrower and each of the Guarantors.

(d) Enforceability of Obligations.    This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower and each Guarantor enforceable against the Borrower and each Guarantor in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(e) No Default.    No Default or Event of Default has occurred and is continuing, and no Default or Event of Default will exist after execution and delivery of this Amendment.

§4.   No Other Amendments.    Except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. Nothing contained in this Amendment (a) shall be construed to imply a willingness on the part of the Banks to grant any similar or other future amendment or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents and (b) shall in any way prejudice, impair or effect any rights or remedies of the Banks or the Agent under the Credit Agreement or the other Loan Documents.

§5.   Execution in Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

§6.   Expenses.    Pursuant to §17 of the Credit Agreement, all costs and expenses incurred or sustained by the Banks and the Agent in connection with this Amendment, including the fees and disbursements of legal counsel for the Agent in producing, reproducing and negotiating the Amendment, will be for the account of the Borrower whether or not the transactions contemplated by this Amendment are consummated.

§7.   Miscellaneous.    THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL

PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

DIGITAS LLC

By:	/s/ JEFFREY J. COTE
Name: Jeffrey J. Cote Title: Chief Financial Officer

DIGITAS INC., as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Jeffrey J. Cote Title: Chief Financial Officer

VESUVIO, INC., as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Jeffrey J. Cote Title: Chief Financial Officer

BRONNER, SLOSBERG HUMPHREY CO., as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Jeffrey J. Cote Title: Chief Financial Officer

BSH HOLDING LLC, as a Guarantor

By:	/s/ JEFFREY J. COTE
Name: Jeffrey J. Cote Title: Chief Financial Officer

FLEET NATIONAL BANK, individually and as Agent

By:	/s/ Patricia K. Conry
Name: Patricia K. Conry, Senior Vice President

SCHEDULE 1

Bank Commitment

Bank	Commitment
Fleet National Bank 100 Federal Street Boston, Massachusetts 02110 Attn: Patricia K. Conry, Senior	$20,000,000
Vice President
Total:	$20,000,000